                                    SCHEDULE 14C
                                   (Rule 14c-101)
                                   --------------

                   INFORMATION REQUIRED IN INFORMATION STATEMENT
                              SCHEDULE 14C INFORMATION

Information Statement Pursuant to Section 14(c) of the Securities Exchange Act of 1934

Check the appropriate box:

Preliminary Information Statement /X/

Confidential, for Use of the Commission Only(as permitted by Rule 14c-5(d)(2))

Definitive Information Statement / /

Amendment to definitive information statement correcting typographical error in number of shares to be reserved for issuance under Stock Option Plan. / /

SecurFone America, Inc.                           (Commission File No.33-83526)
-------------------------------------------------------------------------------
(Name of Registrant as Specified in Charter)

SecurFone America, Inc.                           (Commission File No.33-83526)
-------------------------------------------------------------------------------
(Name of Person(s) Filing the Information Statement)

Payment of filing fee (check the appropriate box):

No fee required. /X/

Fee computed on table below per Exchange Rules 14c-5(g) and 0-11.
(1)  Title of each class of securities to which transaction applies:
(2)  Aggregate number of securities to which transaction applies:
(3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11:
(4)  Proposed maximum aggregate value of transaction:

Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the form or schedule and the date of its filing.

(1)  Amount previously paid:

(2) Form, schedule or registration statement no.: Preliminary Information Statement on Schedule 14C

(3)  Filing party:  SecurFone America, Inc.

(4)  Date filed: December 23, 1999

                              [SECURFONE LOGO]


      SAN DIEGO      MIAMI          NEW YORK       LONDON         DETROIT


                          NOTICE OF CORPORATE NAME CHANGE
                          TO BE EFFECTED JANUARY 31, 2000


To SecurFone America, Inc. Stockholders:

     On December 15, 1999 our Board of Directors adopted an amendment to SecurFone's Certificate of Incorporation to change the name of the Corporation from "SecurFone America, Inc." to "The IXATA Group Inc."

     As of December 15, 1999, the holders of a majority of SecurFone's outstanding shares of stock approved the corporate name change by a written consent signed by each of these stockholders in accordance with Delaware law.

     The name change will become effective at the close of business on January 31, 2000.

     This letter and the accompanying information statement are being distributed to you, our stockholders, in accordance with the requirements of
Section 228(d) of the Delaware general corporation law and Section 14(c) of the Securities Exchange Act of 1934.


By Order of the Board of Directors,                        January 10, 2000



PAUL B. SILVERMAN
CHIEF EXECUTIVE OFFICER




    8080 DAGGET  -  SUITE 220  -  SAN DIEGO, CA 92111  -  (619) 677-5580  -
                   FAX (619) 677-5579  -  WWW.SECURFONE.COM

                              SECURFONE AMERICA, INC.

                                INFORMATION STATEMENT


GENERAL INFORMATION FOR STOCKHOLDERS

     SecurFone America, Inc. was organized in 1996 to develop and market prepaid wireless products and services in various markets throughout the United States. In late 1998, we established a new strategic objective of refocusing our mission to pursue new complimentary Internet-related and e-commerce opportunities to enhance stockholder value.

     On May 7, 1999, we executed an agreement to acquire all of the outstanding common stock of IXATA, Inc., a privately-held provider of Internet-based information and e-commerce services for the travel industry. "IXATA" is an acronym for "Internet eXpress Advanced Technologies and Automation." IXATA's principal product is RFP Express-TM- an Internet-based software solution that automates the preferred lodging programs request for proposal (or "RFP") process in the hospitality services market. The acquisition was finalized on July 1, 1999 and we are now operating IXATA as a wholly-owned subsidiary. By closing the IXATA acquisition, SecurFone has established itself as a provider of Internet-based, e-commerce services in the rapidly growing market for travel information solutions, serving an expanding base of more than 30 Global 2000 companies and other organizations. We plan to significantly expand IXATA's operations to offer new enhanced information services in the travel market, targeting new and existing clients.

     The Board of Directors believes it is in the best interest of SecurFone to change its corporate name to "The IXATA Group, Inc." to capitalize upon the success of our IXATA subsidiary and to establish an image that is consistent with our focus on Internet-related and e-commerce solutions. We believe that the name change will act as a critical facilitator in the expansion of our business objective to pursue new opportunities in Internet-based business offerings and e-commerce markets. SecurFone's common stock is traded on the Nasdaq Over-the-Counter Bulletin Board under the symbol "SFAI." To reflect the name change, we intend to change the symbol to "IXTA," if it is available.

     This information statement is being furnished to you in connection with an amendment to our Certificate of Incorporation to effect the name change.
Section 242(b) of the Delaware general corporation law provides that every amendment to the Certificate of Incorporation of a Delaware corporation must first be adopted by a resolution of the Board of Directors and then be subject to the approval of stockholders owning a majority of the stock entitled to vote on the amendment. Accordingly, our Board of Directors adopted the amendment by unanimous written consent pursuant to Section 141 of Delaware law. The holders of a majority of our outstanding stock adopted and approved the amendment by a written consent pursuant to Section 228.

     Pursuant to Section 228 of Delaware law, we are required to provide prompt notice of the taking of the corporate action without a meeting to the stockholders of record who have not consented in writing to the action. This information statement is intended to provide that notice. The amendment is the only matter covered by this information statement. We are mailing this information statement on or about January 10, 2000 to our stockholders of record as of the close of business on December 15, 1999. SecurFone's stockholders are not entitled to any dissenters' or appraisal rights under Delaware law as a result of the approval of the amendment.

     WE ARE NOT ASKING YOU FOR A PROXY AND REQUEST THAT YOU NOT SEND US A PROXY.

VOTE REQUIRED

     The stockholder vote required to approve the amendment to SecurFone's Certificate of Incorporation is the affirmative vote of the holders of a majority of SecurFone's outstanding common stock, par value $0.001 per share. Each stockholder is entitled to one vote for each share held. The record date for purposes of determining the number of outstanding shares of stock, and for determining stockholders entitled to vote, is the close of business on December 15, 1999, the day on which the Board of Directors adopted the amendment. As of December 15, 1999, SecurFone had outstanding 11,838,142 shares of stock. Therefore, the affirmative vote of the holders of 5,919,072 shares is required to approve the amendment.

VOTE OBTAINED

     Section 228 of the Delaware general corporation law provides that the written consent of the holders of outstanding shares of voting stock, having not less than the minimum number of votes that would be necessary to authorize or take the action at a meeting at which all shares entitled to vote on the matter were present and voted, may be substituted for a special meeting. In order to eliminate the cost and delay involved in holding a special meeting and in order to effect the name change as soon as possible, the Board of Directors decided to obtain the written consent of the holders of a majority of SecurFone's outstanding stock.

     The directors, executive officers and other stockholders who adopted the resolutions to amend the Certificate of Incorporation to change the name of SecurFone collectively own 8,340,000 shares, or 70.5%, of SecurFone's outstanding stock. The amendment and name change will be effective at the close of business on January 31, 2000. At that time Article I of SecurFone's Certificate of Incorporation will be amended to read: "The name of the corporation is The IXATA Group, Inc."

SECURITY OWNERSHIP OF PRINCIPLE HOLDERS AND MANAGEMENT

     The following table includes, as of December 15, 1999, information regarding the beneficial ownership of SecurFone's common stock, by each stockholder known by us to be the beneficial owner of more than 5% of the outstanding shares of common stock, each director and executive officer of SecurFone, William P. Stueber, II, SecurFone's former President, and all directors and executive officers as a group.


                                                   Beneficial Ownership (2)
                                                  -------------------------
Names and Address (1)                              Shares        Percentage
-----------------------------------               ---------      ----------
Andreoli Family Trust (3)(4)                      1,761,875          14.9%

Fred Gluckman (4)(5)                              1,761,875          14.9%

William P. Stueber, II (6)                               --             --

Andrew H. Kent (7)                                   40,000           0.2%

Paul B. Silverman (8)                               150,000           1.3%

Michael M. Grand (4)(9)                           4,350,000          36.6%

Robert A. Steiner (4)(10)                           516,250           4.4%

Paul D. Hatch (11)                                       --             --

All directors and executive officers as
    a group (seven individuals) (12)              6,798,125          56.4%


----------------
Footnotes appear on the next page.

(1) Unless otherwise indicated, the address of each of the beneficial owners is c/o SecurFone America, Inc., 8080 Dagget, Suite 220, San Diego, California 92111.

(2) Unless otherwise indicated, we believe that all persons named in the table have sole voting and investment power with respect to all shares beneficially owned by them. A person is considered to be the beneficial owner of securities that can be acquired by that person within 60 days from December 15, 1999 upon the exercise of warrants or options. Each beneficial owner's percentage ownership is determined by assuming that options or warrants that are held by that person (but not those held by any other person) and which are exercisable within 60 days from December 15, 1999 have been exercised.

(3) The Andreoli Family Trust's address is 3131 Liberty Circle South, Las Vegas, Nevada 89121.

(4) In connection with the IXATA acquisition, SecurFone entered into a voting agreement effective July 1, 1999 with Montpilier Holdings, Inc., which is owned indirectly by Michael M. Grand and the former stockholders of IXATA, including the Gluckman Family Trust, of which Fred Gluckman is the Trustee, the Andreoli Family Trust and Robert A. Steiner. The voting agreement provides that to the extent that any of the parties to the voting agreement are the legal or beneficial owners of any shares of voting stock of SecurFone, they will vote those shares: (1) in favor of electing to the Board of Directors of SecurFone, Michael M. Grand, Paul B. Silverman and Andrew H. Kent (so long as each is willing to serve) or their respective replacement appointed by Mr. Grand; and (2) in favor of electing to the Board of Directors, Fred Gluckman, Robert A. Steiner and Paul D. Hatch (so long as each is willing to serve) or their respective replacement appointed by the vote or consent of a majority of the holders of the shares held by the former IXATA stockholders. The voting agreement will terminate on the first to occur of: (1) the mutual written agreement of all the parties to terminate the agreement; (2) the death or dissolution of the last of certain parties to the agreement; (3) the sale of 80% or more of the outstanding capital stock of SecurFone; (4) certain parties to the agreement cease to collectively own at least 25% of the outstanding voting stock of SecurFone; or (5) the fifth anniversary of the agreement. The parties to the voting agreement own 8,850,000 shares of SecurFone's common stock as a group, representing 74.8% of the outstanding shares.

(5) These shares are held by the Gluckman Family Trust of which Mr. Gluckman is the trustee. Does not include an option to purchase 50,000 shares granted to Mr. Gluckman under the Directors' Option Plan, which is not presently exercisable.

(6) Mr. Stueber's address is c/o Direct Mobile Vortex Cellular, 14 E. Main Street, Somerville, New Jersey 08876. Mr. Stueber left SecurFone to pursue other interests effective October 31, 1998.

(7) Includes options to purchase 20,000 shares. Does not include an option to purchase 50,000 shares granted under the Director's Option Plan or an option purchase 20,000 shares granted upon execution of Mr. Kent's employment agreement, which are not presently exercisable, or options to acquire up to an additional 25,000 shares contingent upon SecurFone's ability to meet specified market capitalization and financial milestones which have not yet been reached.

(8) Includes an option to purchase 100,000 shares granted upon execution of Mr. Silverman's employment agreement and an option to purchase 50,000 shares granted under the Directors' Option Plan. Does not include options to acquire up to an additional 300,000 shares contingent upon SecurFone's ability to meet specified market capitalization and financial milestones which have not yet been reached.

(9) Includes an option to purchase 50,000 shares granted under the Directors' Option Plan and 4,300,000 shares held by Montpilier Holdings, Inc. Montpilier is wholly owned by Parthenon Holdings, L.L.C., of which Mr. Grand is the sole shareholder.

(10) Does not include an option to purchase 50,000 shares granted under the Directors' Option Plan, which is not presently exercisable.

(11) Does not include an option to purchase 50,000 shares granted under the Directors' Option Plan, which is not presently exercisable.

(12) Includes options to purchase a total of 220,000 shares.

                                                                              3